UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2025

PAVMED INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Madison Avenue, 25th Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 813-1828

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	PAVM	The Nasdaq Stock Market LLC
Series Z Warrants to Purchase Common Stock	PAVMZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

On February 18, 2025, PAVmed Inc. (the “Company”) and its majority-owned subsidiary, Veris Health Inc. (“Veris”), entered into subscription agreements (each, a “Subscription Agreement”) with certain accredited investors (collectively, the “Investors”), pursuant to which the Company agreed to sell and the Investors agreed to purchase (the “Offering”) 2,574,350 shares of the Company’s common stock and pre-funded warrants to purchase 756,734 shares of the Company’s common stock (the “Pre-Funded Warrants”), at a purchase price of $0.7115 per share or warrant share (as applicable). In addition, Veris agreed to issue to each Investor approximately 0.2033 shares of Veris’ common stock for each share or warrant share (as applicable) purchased by such Investor, for an aggregate of 677,143 shares of Veris’ common stock. On February 21, 2025, the Company consummated the Offering, generating gross proceeds to the Company of $2.37 million. The proceeds of the offering will be used to resume development activities related to Veris’ implantable physiological monitor and for general working capital purposes.

The Subscription Agreement contains customary representations, warranties, covenants and indemnities of the Company and the Investors, as well as a covenant by the Company to provide the Investors with protection against subsequent equity raises by the Company or Veris at a lower purchase price (solely to the extent the Investors continue to hold the shares issued in the Offering), with such protection to be effected through the issuance of additional shares of Veris’ common stock. In addition, the Company (i) agreed to solicit the affirmative vote of its stockholders by no later than its next meeting of stockholders, which will be held no later than June 30, 2025, for approval, for the purposes of the rules of The Nasdaq Stock Market LLC, of the issuance of all of the shares underlying the Pre-Funded Warrants, and to hold additional meetings quarterly thereafter to the extent such approval is not obtained, (ii) granted the Investors a 100% participation right in future offerings of equity securities of the Company or its majority-owned subsidiaries, subject to existing participation rights of the Company’s debt holder, and (iii) agreed not to incur, and not to permit its majority-owned subsidiaries to incur, any indebtedness until August 18, 2026, subject to certain exceptions. In accordance with the Subscription Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which the Company agreed to file a registration statement covering the resale of the shares of the Company’s common stock issued in the Offering, including the shares underlying the Pre-Funded Warrants.

The Pre-Funded Warrants become exercisable upon the receipt of the stockholder approval described above, expire on February 18, 2030, and have an exercise price of $0.001 per share, subject to adjustment as described below. The Pre-Funded Warrants may be exercised for cash, or on a cashless basis. In the event the Pre-Funded Warrants are exercised on a cashless basis, the holder will be entitled to receive a number of shares of the Company’s common stock equal to (x) the excess of the market value of the Company’s common stock over the exercise price, multiplied by (y) the number of shares as to which the Pre-Funded Warrant is being exercised, divided by (z) the market value of the Company’s common stock. The exercise price and number and type of securities or other property issuable on exercise of the Pre-Funded Warrants may be adjusted in certain circumstances, including in the event of a stock split or combination, stock dividend, or a recapitalization, reorganization, merger or similar transaction. In addition, a holder of the Pre-Funded Warrants will be entitled to participate in rights offerings or pro rata distributions by the Company. However, there will be no adjustment for issuances of shares of common stock at a price below the exercise price.

The offer and sale of the Company’s common stock and Pre-Funded Warrants, and the offer and sale of the shares of common stock issuable upon exercise of the Pre-Funded Warrants, are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors are taking the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

The securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2025	PAVMED INC.

	By:	/s/ Dennis McGrath
Dennis McGrath
President and Chief Financial Officer